Exhibit 99.1

Contact:
Neenah, Inc.
Kyle Anderson
Vice President, Corporate Strategy and Investor Relations
(678) 518-3278
investors@neenah.com

Neenah Reports Consecutive Record Quarterly Top Line Results
Continued Strong Demand, with Full-year Revenues Near All-time High

ALPHARETTA, GEORGIA – February 16, 2022 – Neenah, Inc. (NYSE:NP) today reported 2021 fourth quarter and full year results.

Fourth Quarter Highlights
•Consolidated net sales of $264.3 million were 28 percent higher than the prior year, setting a new record for fourth quarter revenues. The revenue growth was attributable to organic volume gains in both segments, pricing actions and the effects of the Itasa acquisition.
•Fine Paper & Packaging pricing and other actions contributed to an adjusted EBIT margin of 13 percent, with adjusted operating income of $12.3 million from $97.6 million of net sales.
•Earnings (loss) per diluted common share of $(0.41) compared to $0.59 in the fourth quarter of 2020. Adjusted earnings per share of $0.45 decreased from $0.87 in the prior year.
•Available liquidity of $170 million remained strong, with cash generated from operations of $12.9 million.
•Quarterly cash dividends were $0.475 per share, an increase for the 11th consecutive year.
•We are investing 25 million Euros in new meltblown capacity in our German filtration facility.

 Full Year Highlights
•We achieved an improvement in our safety recordable incident rate by approximately 30 percent.
•Net sales of $1,028.5 million increased 30 percent compared to 2020, primarily driven by organic volume growth, pricing actions and the impact of the acquisition of Itasa.
•A loss per diluted common share of ($1.49) compared to a loss of $(0.96) per share in 2020. On an adjusted basis, earnings per share of $2.53 compared with $2.46 per share in 2020. Improvements in profitability from top line growth were partially offset by significantly higher input costs and impacts of supply chain disruptions.
•In April 2021, we acquired Itasa, a leading global coater and converter of release liners used in hygiene, tapes, industrial labels, composites and various other end markets. The purchase price was $240.2 million, and in the first nine months of ownership, Itasa has generated incremental net sales of $106.9 million.
•We executed several operational initiatives, including a $13 million investment in new coating capacity starting up in 2023, closure of our Appleton, Wisconsin facility to save $7-8 million annually, and restarting an idled asset to support growth in premium packaging.
•We made meaningful progress on key environmental, social and governance initiatives, including actions designed to reduce energy usage, water consumption and greenhouse gases, recognition through leading sustainability rating agencies (including EcoVadis Gold Medal in Spain and Silver Medal in all other locations) and advancements in the diversity of our Board of Directors (with half identifying as female or underrepresented minorities).

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Demand remained very strong in the fourth quarter and we began to see margin improvement against a backdrop of challenging manufacturing and supply chain conditions. We continue to address this dynamic environment with pricing actions and other internal initiatives to restore margins, including several annual pricing agreements taking effect in early 2022,” said Julie Schertell, Chief Executive Officer. “Looking back, 2021 was a foundation building year for Neenah. We took decisive actions to both expand and streamline our business, including a strategic acquisition and a facility closure, while making meaningful progress on our strategic agenda. I am confident our decisions and actions have positioned us well for continued top line growth, margin accretion and shareholder value creation.”

Fourth Quarter Consolidated Results

Income Statement

Consolidated net sales of $264.3 million in the fourth quarter increased 28 percent compared with $206.9 million in the prior year. Revenues in Fine Paper and Packaging were 29 percent higher and Technical Products increased 27 percent. The increases included strong organic volume growth, input cost recovery pricing actions, and incremental net sales from the Itasa acquisition. Offsetting effects included a lower value sales mix in Technical Products and unfavorable currency translation.

Operating income (loss) of $(4.2) million in 2021 decreased from $14.9 million in the fourth quarter of 2020. In 2021, operating income included unfavorable adjusting items totaling $18.1 million and in 2020 operating income included unfavorable items totaling $6.0 million. Excluding these items, adjusted operating income of $13.9 million in 2021 decreased from $20.9 million in 2020. Despite strong volume growth, operating income was impacted by significantly higher raw material and energy costs, which outpaced the benefits realized from pricing actions, as well as manufacturing inefficiencies due to supply chain and labor disruptions.

Net interest expense of $4.9 million in the fourth quarter of 2021 increased from $3.1 million in the prior year period due to the higher borrowing under the upsized Term Loan B and amortization of the associated deferred financing costs.

The effective tax rate in the fourth quarter of 2021 was 25 percent compared to a rate of 15 percent in the fourth quarter of 2020. In 2020, the tax rate included a reduction in tax expense of $0.9 million from utilization of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act").

The GAAP earnings (loss) per diluted common share of $(0.41) in 2021 compared to $0.59 in 2020. On an adjusted basis, earnings per share of $0.45 in the 2021 quarter decreased from $0.87 in the prior year period, due to lower operating income resulting primarily from input cost pressures and supply chain constraints that more than offset our sales recovery, our pricing initiatives and the accretive benefits of the Itasa acquisition.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of $12.9 million was unchanged from $13.0 million in the fourth quarter of 2020. Capital spending of $9.2 million in the fourth quarter compared to $7.1 million in the prior year. Net cash generated was used to reduce debt and return cash to shareholders through dividend payments.

Cash dividends of $8.0 million and $8.0 million, or $0.475 per share and $0.47 per share, were paid in the fourth quarter of 2021 and 2020, respectively.

Cash and cash equivalents as of December 31 were $23.9 million, which was down from $31.7 million as of September 30, 2021. Outstanding debt as of December 31 was $441.3 million and decreased slightly from $441.7 million at September 30.. The increase from $194.4 million as of December 31, 2020 was due to the upsizing of our Term Loan B from $200 million to $450 million in April 2021 primarily to fund the Itasa acquisition. Liquidity was $170.0 million (cash plus availability under our Global Credit Facilities) as of December 31, 2021.

Fourth Quarter Segment Results

Technical Products net sales of $166.7 million in the fourth quarter increased 27 percent compared with prior year sales of $131.2 million. The revenue increased due to incremental net sales of $37.7 million from the acquisition of Itasa and pricing actions to recover raw material input cost increases. These increases were offset by a lower value sales mix in 2021, which included impacts from limited availability of some raw materials from supply chain constraints, adverse foreign currency translation and the impact of closure of the Appleton facility in September.

Operating income of $4.7 million in the fourth quarter decreased from prior year income of $13.9 million. Operating income in 2021 included $1.4 million of unfavorable adjustments of a pension settlement loss and other closure costs of the Appleton facility, and in 2020 included unfavorable items of $4.0 million related to an impairment loss of a foreign JV investment, COVID-19 and other non-routine costs. Excluding these items, adjusted operating income of $6.1 million in 2021 decreased from prior year income of $17.9 million as a result of higher pulp and specialty chemical input, energy and distribution costs, a lower value sales mix, along with manufacturing cost inefficiencies from higher workforce turnover and labor costs. The facilities were faced with higher workforce turnover which led to incremental training, bonus and overtime costs, and adverse productivity and waste. Also, we experienced a lag in executing certain customer pricing actions to recover input cost increases, as some are subject to annual (calendar year) adjustment contract provisions.

Fine Paper & Packaging net sales of $97.6 million in the fourth quarter of 2021 was 29 percent higher compared with prior year sales of $75.7 million. The increase reflects a continued growth in all product categories, especially in premium packaging and consumer products. In addition, net selling prices were higher in 2021 due to a higher priced mix and pricing actions to recover raw material input costs.

Operating income of $11.9 million in the fourth quarter increased from $6.7 million in 2020. Income in 2021 included adjusting items of $0.4 million for COVID-19 and other non-routine costs, and compared to $1.1 million of adjusting items in 2020 related to those same items and a pension settlement loss. Excluding these items, adjusted operating income of $12.3 million in the fourth quarter of 2021 increased from $7.8 million in 2020 due to volume growth, selling price increases and a favorable change in product mix.

Unallocated corporate costs in the fourth quarter of 2021 were $20.8 million compared with $5.7 million in 2020. Unallocated corporate costs included net unfavorable adjustments of $16.3 million in 2021, primarily related to a $15.6 million pension settlement loss from an annuity purchase transaction. Excluding these items, unallocated corporate cost of $4.5 million decreased from $4.8 million in 2020.

Full Year 2021 Consolidated Results

Consolidated net sales of $1,028.5 million in 2021 were 30 percent higher than the prior year. The increase in net sales resulted primarily from strong organic volume growth in both segments, from pricing actions in response to input cost increases and from the Itasa acquisition which contributed $106.9 million to the change in the Technical Products segment. Net sales grew 38 percent in Technical Products and 18 percent in Fine Paper and Packaging. In addition to the incremental impacts from Itasa, the Technical Products segment volume increased significantly but was adversely affected by a lower value sales mix in 2021. The increase in net sales in the Fine Paper and Packaging segment was due to higher demand, increased selling prices and a higher value sales mix.

Consolidated operating income decreased $5.7 million from prior year to a loss of $11.8 million for the year ended December 31, 2021. Excluding adjusting items in both years, adjusted operating income of $72.0 million increased $7.6 million from $64.4 million in 2020. We recorded $83.8 million of adjusting items in 2021, including non-cash impairment and asset restructuring costs, pension and SERP settlement/curtailment losses, acquisition and integration costs, loss on debt extinguishment, incremental costs of COVID-19 and other restructuring and non-routine costs. Adjusting items of $70.5 million in 2020 included similar items. Despite the robust sales volume growth and pricing actions in both segments, operating income was challenged by a lower value sales mix in the Technical Products segment and significantly higher input and distribution costs, which were further impacted by supply chain constraints. Additionally, manufacturing costs for both segments increased due to higher workforce turnover and labor costs.
Net income decreased $9.1 million from a loss of $15.8 million in 2020 to a loss of $24.9 million in 2021. The effective income tax (benefit) rate in 2021 was (16) percent in both years. After excluding items noted on the non-GAAP reconciliation table, adjusted net income of $42.9 million increased $1.0 million in 2021.
Earnings (loss) per diluted share of $(1.49) in 2021 compared with $(0.96) in 2020. After excluding items noted in the GAAP reconciliation table, 2021 adjusted earnings per share of $2.53 increased compared to $2.46 in 2020.

Cash provided by operating activities of $53.2 million for 2021 was $40.2 million lower than $93.4 million in the prior year. The decrease resulted from the increase in working capital needs resulting from the 30 percent rebound in net sales in 2021 compared to the COVID-impacted level of business activity and spending in 2020. Also, we had significantly higher global tax payments in 2021 due to payment of one-half of the U.S. payroll taxes which had been deferred from 2020 and from higher foreign entities' taxable income.

Capital spending of $28.2 million in 2021 compared with $18.9 million in 2020, which was influenced by 2020 COVID-19 cost controls.

2022 Outlook

The following items are expected to impact 2022 results:
•Continued robust revenue growth driven by increasing volumes in our four growth platforms
•Benefits from pricing (especially from annual Filtration contracts) and other actions to address inflationary pressures across all lines of business
•Input costs to remain at elevated levels; year-on-year comparison most acute in first half of 2022
•Challenging supply chain and US labor cost and availability environment
•Incremental EBITDA impact of the Itasa acquisition (approximately $5 million) and Appleton facility closure (approximately $6 million) for three and nine months, respectively, of 2022
•Capital spending of approximately 4 to 5% of net sales, influenced by capacity expansions in process

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Consolidated Statements of Operations

(in Millions, except share and per share data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2021	2020	2021	2020
GAAP Operating Income (Loss)	$(4.2)	$14.9	$(11.8)	$(6.1)
Impairment and asset restructuring costs	0.3	2.5	37.3	57.8
Acquisition-related costs	0.6	0.4	18.4	1.5
Pension and SERP settlement and curtailment losses	16.4	1.6	17.4	1.6
Loss on debt extinguishment	—	—	7.2	1.9
Other restructuring and non-routine costs	0.4	0.1	1.9	4.2
COVID-19 costs	0.4	1.4	1.6	3.5
Total adjustments	18.1	6.0	83.8	70.5
Adjusted Operating Income	$13.9	$20.9	$72.0	$64.4

GAAP Net Income (Loss)	$(6.8)	$10.0	$(24.9)	$(15.8)
Impairment and asset restructuring costs	0.3	2.5	28.0	44.5
Acquisition-related costs	0.5	0.4	13.9	1.2
Pension and SERP settlement and curtailment losses	12.2	1.2	13.0	1.2
Loss on debt extinguishment	—	—	5.4	1.4
Other restructuring and non-routine costs	0.2	—	1.3	3.1
COVID-19 costs	0.3	1.0	1.2	2.6
Income tax adjustments	1.0	(0.3)	5.0	3.7
Total adjustments	14.5	4.8	67.8	57.7
Adjusted Net Income	$7.7	$14.8	$42.9	$41.9

GAAP Earnings (Loss) per Diluted Common Share	$(0.41)	$0.59	$(1.49)	$(0.96)
Impairment and asset restructuring costs	0.02	0.14	1.66	2.64
Acquisition-related costs	0.04	0.03	0.83	0.07
Pension and SERP settlement and curtailment losses	0.72	0.07	0.77	0.07
Loss on debt extinguishment	—	—	0.32	0.08
Other restructuring and non-routine costs	0.01	—	0.08	0.18
COVID-19 costs	0.02	0.06	0.07	0.16
Income tax adjustments	0.05	(0.02)	0.29	0.22
Total adjustments	0.86	0.28	4.02	3.42
Adjusted Diluted E.P.S.	$0.45	$0.87	$2.53	$2.46

Diluted Shares (in thousands)	16,797	16,832	16,836	16,834

Conference Call

The Company will hold a conference call to discuss earnings and business results at 11:00 AM (EST) on Thursday, February 17, 2022. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting https://conferencingportals.com/event/ifkvGAXk. After registering, instructions will be shared on how to join the call and can also be accessed as follows:

Participant Toll-Free Dial-In Number:     (888) 330-2398
Participant Toll Dial-In Number:         (240) 789-2709
Conference ID:                21621

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations section on the company's web site. An archive of the webcast will be available on the company's web site under Presentations & Events / Event Archive.

A replay of the call will be available until February 24, 2022 and can be accessed as follows:
Encore Dial In #:                  (800) 330-2398 or (240) 789-2709
Replay Access Code:     21621

About Neenah

Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities in North America and Europe, Neenah is a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, GA. We are focused on growing in filtration media, specialty coatings, engineered materials, and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined under the federal securities laws. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the federal securities laws and we caution investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made with the intention of obtaining the benefits of the “safe harbor” provisions for forward-looking statements under the federal securities laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$264.3	$206.9	$1,028.5	$792.6
Cost of products sold	227.4	164.3	865.2	639.4
Gross profit	36.9	42.6	163.3	153.2
Selling, general and administrative expenses	23.5	21.5	101.4	88.0
Asset restructuring and impairment costs	0.4	2.5	35.2	57.8
Other restructuring and non-routine costs	0.4	0.1	1.9	4.2
COVID-19 costs	0.4	1.4	1.6	3.5
Loss on debt extinguishment	—	—	7.2	1.9
Pension & SERP adjustments	16.4	1.6	17.4	1.6
Acquisition due diligence costs	0.6	0.4	13.0	1.5
Other expense (income), net	(0.6)	0.2	(2.6)	0.8
Operating income (loss)	(4.2)	14.9	(11.8)	(6.1)
Interest expense, net	4.9	3.1	17.9	12.6
Income (loss) before income taxes	(9.1)	11.8	(29.7)	(18.7)
Provision (benefit) for income taxes	(2.3)	1.8	(4.8)	(2.9)
Net income (loss)	$(6.8)	$10.0	$(24.9)	$(15.8)

Earnings (Loss) Per Common Share:
Basic	$(0.41)	$0.59	$(1.49)	$(0.96)
Diluted	$(0.41)	$0.59	$(1.49)	$(0.96)

Weighted Average Common Shares Outstanding (000s)
Basic	16,785	16,816	16,821	16,813
Diluted	16,785	16,832	16,821	16,813

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Sales
Technical Products	$166.7	$131.2	$664.2	$482.6
Fine Paper and Packaging	97.6	75.7	364.3	310.0
Consolidated	$264.3	$206.9	$1,028.5	$792.6

Operating Income (Loss)
Technical Products	$4.7	$13.9	$5.6	$(3.9)
Fine Paper and Packaging	11.9	6.7	40.9	22.4
Unallocated corporate costs	(20.8)	(5.7)	(58.3)	(24.6)
Consolidated	$(4.2)	$14.9	$(11.8)	$(6.1)

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Technical Products
GAAP operating income (loss)	$4.7	$13.9	$5.6	$(3.9)
Impairment and asset restructuring costs	0.3	2.5	37.3	54.1
Acquisition-related costs	0.1	—	5.8	—
Pension and SERP settlement and curtailment losses	0.9	0.8	0.9	0.8
Loss on debt extinguishment	—	—	—	0.1
Other restructuring and non-routine costs	—	0.2	1.0	0.6
COVID-19 costs	0.1	0.5	0.5	1.3
Adjusted operating income	$6.1	$17.9	$51.1	$53.0

Fine Paper and Packaging
GAAP operating income	$11.9	$6.7	$40.9	$22.4
Impairment and asset restructuring costs	—	—	—	3.7
Pension and SERP settlement and curtailment losses	—	0.4	—	0.4
Other restructuring and non-routine costs	0.2	0.2	—	2.3
COVID-19 costs	0.2	0.5	0.8	1.6
Adjusted operating income	$12.3	$7.8	$41.7	$30.4

Other/Unallocated Corporate
GAAP operating costs	$(20.8)	$(5.7)	$(58.3)	$(24.6)
Acquisition-related costs	0.5	0.4	12.6	1.5
Pension and SERP settlement and curtailment losses	15.5	0.4	16.5	0.4
Loss on debt extinguishment	—	—	7.2	1.8
Other restructuring and non-routine costs	0.2	(0.3)	0.9	1.3
COVID-19 costs	0.1	0.4	0.3	0.6
Adjusted operating costs	$(4.5)	$(4.8)	$(20.8)	$(19.0)

Consolidated
GAAP operating income (loss)	$(4.2)	$14.9	$(11.8)	$(6.1)
Impairment and asset restructuring costs	0.3	2.5	37.3	57.8
Acquisition-related costs	0.6	0.4	18.4	1.5
Pension and SERP settlement and curtailment losses	16.4	1.6	17.4	1.6
Loss on debt extinguishment	—	—	7.2	1.9
Other restructuring and non-routine costs	0.4	0.1	1.9	4.2
COVID-19 costs	0.4	1.4	1.6	3.5
Adjusted operating income	$13.9	$20.9	$72.0	$64.4
—

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	December 31,
	2021	2020
Assets
Cash and cash equivalents	$23.9	$37.1
Accounts receivable, net	142.3	100.2
Inventories	138.5	108.9
Asset held for sale	10.5	—
Prepaid and other current assets	31.8	25.1
Total current assets	347.0	271.3
Property, Plant and Equipment, net	295.5	329.4
Finance Lease Right-of-Use Assets	20.8	—
Operating Lease Right-of- Use Assets	17.8	20.2
Deferred Income Taxes	25.1	18.3
Goodwill	198.6	87.4
Intangible assets, net	154.6	62.6
Employee benefit plan assets	9.5	—
Other non-current assets	12.8	17.4
Total assets	$1,081.7	$806.6

Liabilities and Stockholders’ Equity
Debt payable within one year	$6.4	$4.9
Finance lease liabilities payable within one year	0.8	—
Operating lease liabilities payable within one year	3.3	3.2
Accounts payable	97.4	46.0
Liabilities of assets held for sale	0.5	—
Accrued expenses	66.6	61.9
Total current liabilities	175.0	116.0
Long-Term Debt	434.9	189.5
Finance Lease Liability, Noncurrent	20.4	—
Operating Lease Liabilities, Noncurrent	15.9	18.4
Noncurrent Employee Benefits	77.7	96.8
Deferred Income Taxes	38.2	12.3
Other Noncurrent Obligations	3.6	6.0
Total liabilities	765.7	439.0
Stockholders’ equity	316.0	367.6
Total liabilities and stockholders’ equity	$1,081.7	$806.6

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Year Ended December 31,
	2021	2020
Operating Activities
Net income (loss)	$(24.9)	$(15.8)
Depreciation and amortization	42.7	36.7
Stock-based compensation	4.5	4.2
Deferred income tax provision	(16.0)	(4.9)
Asset impairment costs	32.4	54.8
Loss on debt extinguishment	7.2	1.9
Loss on foreign currency forward contracts	5.1	—
Pension and SERP settlement and curtailment losses	17.4	1.6
Loss on asset dispositions	0.6	—
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.1)	(0.2)
Net cash provided by (used in) changes in operating working capital, net of effect of acquisitions	(5.3)	18.2
Pension and other post-employment benefits	(7.9)	(5.8)
Noncurrent payroll taxes	(2.2)	2.2
Other	(0.3)	0.5
Net Cash Provided By Operating Activities	53.2	93.4

Investing Activities
Capital expenditures	(28.2)	(18.9)
Business acquisitions	(240.2)	—
Proceeds from sale of property, plant and equipment	—	0.5
Other	4.1	(1.1)
Net Cash Used In Investing Activities	(264.3)	(19.5)

Financing Activities
Proceeds from issuance of long-term debt	459.7	291.6
Debt issuance costs	(9.1)	(6.0)
Repayments of long-term debt	(212.8)	(295.9)
Cash dividends paid	(31.9)	(31.9)
Shares purchased	(6.0)	(4.8)
Other	(0.7)	—
Net Cash Provided By (Used In) Financing Activities	199.2	(47.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.3)	1.2
Net Increase (Decrease) in Cash and Cash Equivalents	(13.2)	28.1
Cash and Cash Equivalents, Beginning of Year	37.1	9.0
Cash and Cash Equivalents, End of Year	$23.9	$37.1